Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended December 31, 2004 and 2003
(in millions)

	Full Year
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$23,208	$13,314

Cash flows from operating activities before securities trading	18,681	15,484
Net sales/(purchases) of trading securities	5,692	2,154

Net cash flows from operating activities	24,373	17,638

Cash flows from investing activities
Capital expenditures	(6,745)	(7,736)
Acquisitions of retail and other finance receivables and operating leases	(62,852)	(59,503)
Collections of retail and other finance receivables and operating leases	50,810	44,118
Net acquisitions of daily rental vehicles	(2,492)	(1,505)
Purchases of securities	(8,470)	(10,074)
Sales and maturities of securities	8,414	9,382
Proceeds from sales of retail and other finance receivables and operating leases	6,481	18,401
Proceeds from sale of businesses	537	281
Repayment of debt from discontinued operations	—	1,421
Cash paid for acquisitions	(30)	—
Cash recognized on initial consolidation of joint ventures	—	256
Other	(364)	1,599

Net cash (used in)/provided by investing activities	(14,711)	(3,360)

Cash flows from financing activities
Cash dividends	(732)	(733)
Net sales/(purchases) of Common Stock	(151)	9
Changes in short-term debt	4,937	1,305
Proceeds from issuance of other debt	22,223	23,086
Principal payments on other debt	(36,021)	(28,780)
Other	(120)	(82)

Net cash (used in)/provided by financing activities	(9,864)	(5,195)

Effect of exchange rate changes on cash	505	811

Net increase/(decrease) in cash and cash equivalents	303	9,894

Cash and cash equivalents at December 31	$23,511	$23,208

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.